EXHIBIT 99.1

For Immediate Release

Media Relations	Doug Kidd, Managing Director, Corporate Communications
Contacts:	+1 404 479-2922
Shirley Hatherton, Lansons Communications
+44 7711 142 147
Investor Relations	Aaron Uhde, Head of Investor Relations
Contacts:	+1 404 479-2956
Michael Perman, Company Secretary
+44 (0) 20 7065 3942
INVESCO PLC Board Recommends Relisting on NYSE
Proposal To Be Voted on by Shareholders
London, September 25, 2007 -— Following the recent loss of the company’s foreign private issuer status in the United States, the Board of Directors of INVESCO PLC has proposed to shareholders that the company move its primary listing from the London Stock Exchange to the New York Stock Exchange. The process to approve this proposal will include an Extraordinary General Meeting expected on November 14, 2007 to allow shareholders to vote on the approval of this proposal.
On July 18, INVESCO PLC announced it had lost its foreign private issuer status. As a result, INVESCO immediately became subject to the full requirements of two primary securities regulators, the Securities and Exchange Commission (SEC) in the United States and the Financial Services Authority (FSA) in the United Kingdom, and to two different accounting requirements, U.S. GAAP and IFRS. These differing regulatory and accounting standards may produce conflicts which may impede full compliance with either primary regulator and create potential confusion for the company’s shareholders.
“Having our primary stock listing on the New York Stock Exchange is the most practical way to once again place INVESCO under the supervision of a single primary regulator and minimize the possible disruption associated with dual regulatory and accounting standards,” said Martin L. Flanagan, president and chief executive officer. “Additionally, INVESCO’s size, scale and global focus results in few natural peers on the London Stock Exchange. A U.S. listing will improve visibility and direct comparability with a more appropriate peer group of large, global investment management companies.”
INVESCO continues to encourage U.K. stock ownership and investment and, after approval of this proposal, intends to seek a secondary listing on the London Stock Exchange in early 2008.
At the Extraordinary General Meeting, the company will also seek shareholder approval to change its domicile to Bermuda. As a well-established jurisdiction for companies traded on U.S. stock exchanges, including companies within the S&P 500, a Bermuda domicile offers the greatest opportunity for maximizing shareholder value. Additionally, a Bermuda domicile will allow INVESCO to maintain legal, regulatory capital and financial positions consistent with those of INVESCO today. The company does not expect any material change to its effective corporate tax rate as a result of these proposals.

The reorganization will be effected through a U.K. court-sanctioned scheme of arrangement and is subject to other court and regulatory approvals including approval by the U.K. Financial Services Authority. A circular containing the full details of the proposals to be put before shareholders at the Extraordinary General Meeting will be sent to holders of INVESCO Ordinary Shares and American Depositary Shares on or about October 22, 2007.
Additional Information About the Proposal
INVESCO PLC will be filing a circular/proxy statement concerning the proposal referenced above (the “Proposal”) with the United States Securities and Exchange Commission. Investors are urged to read the circular/proxy statement and any other documents to be filed with the SEC in connection with the proposal because they will contain important information. Investors will be able to obtain these documents free of charge at the SEC’s Web site (www.sec.gov). In addition, documents filed with the SEC by INVESCO PLC will be available free of charge from Aaron Uhde at +1 404 479-2956 or aaron.uhde@invesco.com.
The directors, executive officers, and certain other members of management and employees of INVESCO PLC may be deemed, under the rules of the SEC, to be participants in the solicitation of proxies in favor of the Proposal from the shareholders of INVESCO PLC. Information about the directors and certain executive officers of INVESCO PLC is included in its Annual Report on Form 20-F filed on April 10, 2007 in respect of the year ended December 31, 2007, and additional information regarding the identity of potential participants and the direct and indirect interests of INVESCO and such participants in the Proposal will be set forth in the circular/proxy statement.
INVESCO PLC is a leading independent global investment manager, dedicated to helping people worldwide build their financial security. Operating principally through the AIM, AIM Trimark, Atlantic Trust, INVESCO, Invesco Perpetual, PowerShares and WL Ross brands, INVESCO strives to deliver outstanding products and services through a comprehensive array of enduring investment solutions for our retail, institutional and private wealth clients around the world. For more information go to www.invesco.com.
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This release may include statements that constitute “forward-looking statements” under the United States securities laws. Forward-looking statements include information concerning possible or assumed future results of our operations, earnings, liquidity, cash flow and capital expenditures, industry or market conditions, assets under management, acquisition activities and the effect of completed acquisitions, debt levels and the ability to obtain additional financing or make payments on our debt, regulatory developments, demand for and pricing of our products and other aspects of our business or general economic conditions. In addition, when used in this release, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would” and any other statement that necessarily depends on future events, are intended to identify forward-looking statements.
Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements. In connection with any forward-looking statements, you should carefully consider the areas of risk described in our most recent Annual Report on Form 20-F, as filed with the United States Securities and Exchange Commission (“SEC”). You may obtain these reports from the SEC’s Web site at www.sec.gov.